Exhibit 99.1

DARA REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS AND HIGHLIGHTS
COMMERCIAL MOMENTUM ON SYNERGISTIC ONCOLOGY SUPPORTIVE CARE
PRODUCT PORTFOLIO

-Refined commercial strategy launched Q2 2013 increases sales frequency, raises product awareness and yields encouraging progress across product portfolio fueling significant growth in Q3 revenues-

-Recent Alamo and Mission Pharmacal agreements to expand national sales force from 5 to 20 representatives and complement synergistic supportive care products portfolio-

-Company poised for robust revenue generation in 2014-

RALEIGH, N.C. – November 14, 2013 - DARA BioSciences, Inc. (NASDAQ: DARA), an oncology supportive care pharmaceutical company dedicated to providing health care professionals a synergistic portfolio of medicines to help cancer patients adhere to their therapy and manage side effects arising from their cancer treatment announced today its financial results for the third quarter ended September 30, 2013. The Company also summarized third quarter 2013 operational and commercial highlights and recent developments.

Third Quarter 2013 Financial Snapshot
For the third quarter ended September 30, 2013, DARA reported a net loss attributable to controlling interest of ($2,534,129), or ($0.10) per share as compared to a net loss attributable to controlling interest of ($1,938,372), or ($0.16) per share for the third quarter ended September 30, 2012.  The increase in loss was primarily a result of the costs incurred in the establishment of a sales and marketing, distribution and regulatory infrastructure to support the promotion of the Company's oncology and oncology supportive care products. As of September 30, 2013, cash and cash equivalents totaled $2,584,672.

Subsequent to quarter end, the Company announced the closing of a registered direct offering of 5,100,000 shares of the Company's common stock with net proceeds of approximately $2.3 million.

DARA believes that its currently available funds, together with projected sales of Soltamox®, Gelclair® and Bionect® for the remainder of 2013 will enable the Company to fund its planned operations and to meet its obligations into 2014.

David J. Drutz, MD, DARA's Chief Executive Officer and Chief Medical Officer, commented, “I am very pleased with DARA’s progress during the third quarter with an encouraging 80 percent increase in revenues over the second quarter as a result of the implementation of our new commercial sales strategy late in the second quarter. Our recent agreements with Alamo and Mission Pharmacal will prove to be extremely important for DARA and are expected to have a significant impact on the Company’s performance over time. These relationships allow us to continue our momentum in a meaningful way and quickly expand the needed commercial infrastructure to support a strong field sales organization focused on oncology supportive care.”

“The inclusion in the new sales force’s offering of three Mission products- Ferralet® 90, BINOSTO®, and Aquoral®- to our current product portfolio of Soltamox, Gelclair and Bionect will provide a truly unique, complementary, and synergistic offering that will benefit physicians as well as patients suffering from cancer and the debilitating side effects associated with their cancer treatments,” Dr. Drutz continued.

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Dr. Drutz concluded, “With the new 20-person sales force expected to be trained and on the ground by late December 2013, and a formidable product portfolio of synergistic oncology supportive care products, I believe we are positioning DARA for an exciting 2014 and expect over the course of the year to see robust revenue generation. The combined product and sales force expansion are both integral parts of DARA’s long-term strategy to become the leader in the field of oncology supportive care.”

THIRD QUARTER 2013 OPERATIONAL HIGHLIGHTS AND RECENT KEY EVENTS:

●	Implemented a refined commercial strategy at the end of Q2 2013, realigning the original sales force of five (5) representatives to smaller territories, thereby increasing sales call frequency to targeted high volume customers. The outcome of this refinement was a significant increase in product sales of Soltamox and Gelclair;
●	Entered into an agreement to increase the Company’s national field sales organization from 5 to 20 representatives, through Alamo Pharma Services, an experienced and successful Contract Sales Organization, to continue to drive product momentum and provide the necessary scope and coverage of high prescribing oncologists maximizing the potential of DARA’s product portfolio;
●	Signed a shared sales force agreement expanding DARA’s presence in oncology supportive care with Mission Pharmacal for the Alamo sales team, to carry three Mission Pharmacal products: Ferralet 90 , BINOSTO, and Aquoral; and
●	Provided U.S. Food and Drug Administration (FDA), on September 10, 2013, with additional information requested in support of DARA’s request for orphan drug designation for the Company’s Phase 2 development asset, KRN5500, for the treatment of painful, treatment-refractory, chronic chemotherapy-induced peripheral neuropathy (“CCIPN”). The Company expects to provide additional information in November 2013.

Oncology and Supportive Care Product Portfolio Key Highlights

Soltamox, (tamoxifen citrate) oral liquid solution
●	CAPTURE (Compliance and Preference for Tamoxifen Registry) is now 90 percent complete with enrollment of ~575 patients at 20 leading cancer institutions nationwide in DARA’s registry program. Capture was launched to gather valuable data on tamoxifen adherence and patient preference for an oral liquid vs. tablet form of tamoxifen;
●	Sponsored breast cancer patient education segment on The Balancing Act® airing on Lifetime Television. The segment, which featured DARA’s synergistic portfolio of oncology supportive care products, aired twice during Breast Cancer Awareness month, reaching approximately 400,000 viewers;
●	Launched new Soltamox website during Breast Cancer Awareness month providing an informational resource to both healthcare professionals and patients on the availability and option for an oral liquid form of tamoxifen;
●	Established a partnership with Breastcancer.org (www.breastcancer.org), a leading patient advocacy organization, resulting in Soltamox being featured on their website to increase patient awareness and to support patient education; and
●	Established new relationships with local specialty pharmacy partners, to increase Soltamox awareness and usage with associated high potential medical oncologists.

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Gelclair, an FDA-approved oral rinse gel for treating the painful symptoms of oral mucositis (OM)
●	Memorial Sloan-Kettering Cancer Center (MSKCC) placed Gelclair® on its formulary as the exclusive therapeutic to treat OM;
●	More than 16 leading cancer centers, hospitals and teaching institutions now use Gelclair for their patients suffering from OM; and
●	Implemented a tele-marketing campaign reaching more than 1,500 high prescribers of OM products in more than 1,000 offices nationwide.

Bionect, an FDA Approved Topical Hyaluronic Acid, for the treatment of skin irritation and burns
●	Increased focus on high volume institutions for patients undergoing radiation treatment;
●	Launched sampling initiative to targeted radiation centers and medical oncology offices; and
●	Commenced new promotional messaging regarding dermatitis induced by radiation therapy.

CONFERENCE CALL AND WEBCAST
As previously announced, DARA’s management team will host a conference call and live audio webcast to provide a corporate business update and review third quarter 2013 financial results today, Thursday, November 14, 2013 at 11:00 am ET.

Interested participants and investors may access this conference call by dialing 877-407-9128 (U.S./Canada) or 201-493-6752 (international).

A live audio webcast can also be accessed via the Investors section of the DARA BioSciences corporate web site at http://www.darabio.com, and will be archived for 30 days. Web participants are encouraged to go to the web site 15 minutes prior to the start of the call to register, download and install any necessary software.

A replay of the conference call will be available until November 28, 2013. To access the replay, interested parties may dial 877-660-6853 (U.S./Canada) or 201-612-7415 (International); Conference ID: 414896.

FINANCIAL HIGHLIGHTS

A summary of key financial highlights for the three and nine months ended September 30, 2013 and 2012 is as follows ($ in thousands):

	For the three months ended September 30,2013		For the three months ended September 30, 2012		For the nine months ended September 30, 2013		For the nine months ended September 30, 2012
	$		$		$		$
Net Product Revenues		138.9		-		237.0		-

Gross Margin		14.8		-		86.7		-

Operating Expenses		2,635.0		2,125.8		8,170.4		6,071.9

Net Loss Attributed to Controlling Interest		(2,534.1)		(1,983.4)		(7,610.9)		(5,439.8)

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	As of September 30, 2013	As of December 31, 2012
Cash and Cash Equivalents	2,584.7	6,496.5

Current Assets	3,108.9	7,044.8

Current Liabilities	1,261.4	2,038.9

Working Capital	1,847.5	5,005.9

Please see below for Soltamox Important Safety Information and Black Box Warning.

About DARA BioSciences, Inc.

DARA BioSciences Inc. is an oncology supportive care pharmaceutical company dedicated to providing healthcare professionals a synergistic portfolio of medicines to help cancer patients adhere to their therapy and manage side effects arising from their cancer treatments.

DARA holds exclusive U.S. marketing rights to Soltamox® (tamoxifen citrate) oral solution, the only liquid form of tamoxifen, used for the treatment and prevention of breast cancer. Soltamox® offers a choice to patients who prefer or need a liquid form of tamoxifen. Gelclair® is an alcohol-free bioadherent oral rinse gel for rapid and effective relief of pain associated with oral mucositis caused by chemotherapy and radiation treatment. DARA licensed the U.S. rights to Soltamox® from UK-based Rosemont Pharmaceuticals, Ltd., and Gelclair® from the Helsinn Group in Switzerland. Under an agreement with Innocutis, DARA also markets Bionect ® (hyaluronic acid sodium salt, 0.2%) a topical treatment for skin irritation and burns associated with radiation therapy, in US oncology/radiology markets.

DARA is focused on expanding its portfolio of oncology supportive care products in the US, via in-licensing and/or partnering of complementary late-stage and approved products. In addition, the company wishes to identify a strategic partner for the clinical development of KRN5500, currently in Phase 2 for the treatment of chronic, treatment refractory, chemotherapy induced peripheral neuropathy (CCIPN).   The FDA has designated KRN5500 as a Fast Track Drug, and DARA is seeking orphan status for the treatment of CCIPN.

Soltamox® IMPORTANT SAFETY INFORMATION

Serious and life-threatening events associated with tamoxifen medications such as Soltamox (tamoxifen citrate) in the risk reduction setting (women at high risk for cancer and women with DCIS) include uterine malignancies, stroke and pulmonary embolism. Some of the strokes, pulmonary emboli, and uterine malignancies were fatal. Health care providers should discuss the potential benefits versus the potential risks of these serious events with women at high risk of breast cancer and women with DCIS considering tamoxifen to reduce their risk of developing breast cancer. The benefits of tamoxifen outweigh its risks in women already diagnosed with breast cancer.

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WARNING
In Women with Ductal Carcinoma in Situ (DCIS) and Women at High Risk for Breast Cancer Serious and life-threatening events were associated with tamoxifen in the risk reduction setting (women at high risk for cancer and women with DCIS) include uterine malignancies, stroke and pulmonary embolism. (See CLINICAL PHARMACOLOGY, Clinical Studies, Reduction in Breast Cancer Incidence In High Risk Women). Health care providers should discuss the potential benefits versus the potential risks of these serious events with women at high risk of breast cancer and women with DCIS considering tamoxifen to reduce their risk of developing breast cancer. The benefits of tamoxifen outweigh its risks in women already diagnosed with breast cancer.

Please visit www.soltamox.com for the Full Prescribing Information and complete Black Box Warning.

For further information on Gelclair and Bionect and the Full Prescribing Information please visit www.Gelclair.com and www.Bionect.com

Safe Harbor Statement

All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, and are subject to risks and uncertainties.  These statements are based on the current expectations, estimates, forecasts and projections regarding management’s beliefs and assumptions.  In some cases, you can identify forward looking statements by terminology such as“may,” “will,” “should,” “hope,” “expects,” “intends,” “plans,” “anticipates,” “contemplates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negatives of those terms. Such forward-looking statements are subject to factors that could cause actual results to differ materially for DARA from those projected. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in DARA’s most recent Annual Report on Form 10-K, filed with the SEC on March 28, 2013, DARA’s most recent Quarterly Report on Form 10-Q, filed with the SEC on November, 13, 2013, and DARA’s other filings with the SEC from time to time. Those factors include risks and uncertainties relating to DARA's ability to timely commercialize and generate revenues or profits from Soltamox®, Gelclair®, Bionect® or other products given that DARA only recently hired its initial sales force and DARA's lack of history as a revenue-generating company, DARA’s ability to achieve the desired results from the agreements with Mission and Alamo, FDA and other regulatory risks relating to DARA's ability to market Soltamox®, Gelclair®, Bionect® or other products in the United States or elsewhere, DARA’s ability to in-license and/or partner products, DARA's current cash position and its need to raise additional capital in order to be able to continue to fund its operations, the current regulatory environment in which DARA sells its products, the market acceptance of those products, dependence on partners, successful performance under collaborative and other commercial agreements, competition, the strength of DARA's intellectual property and the intellectual property of others, the potential delisting of DARA's common stock from the NASDAQ Capital Market, risks and uncertainties relating to DARA's ability to successfully integrate Oncogenerix and other risk factors identified in the documents DARA has filed, or will file, with the Securities and Exchange Commission ("SEC"). Copies of DARA's filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. DARA expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in DARA's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. DARA BioSciences and the DARA logo are trademarks of DARA BioSciences, Inc.

Media Contacts: David Connolly or Samantha Stenbeck LaVoie Group 617-374-8800 dconnolly@lavoiegroup.com sstenbeck@lavoiegroup.com	Corporate Contact: Jenene Thomas DARA BioSciences 908-938-1475 jthomas@darabio.com